Exhibit 23.1

Consent of Independent Auditor

We consent to the use of our report dated December 31, 2024, on the financial statements of CompuSystems, Inc., which comprise the balance sheets as of December 31, 2023 and 2022, and the related statement of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements, which is included in this Form 8-K of WISA Technologies, Inc.

We also consent to the incorporation by reference of such report in the Registration Statements on Form S-1 (No.’s 333-237516, 333-239750, 333-268085, 333-269777, 333-271526, 333-272278, 333-274155, 333-274331, 333-280238), Form S-3 (No.’s 333-251177, 333-239845, 333-234787, 333-233433, 333-254535, 333-257776, 333-267211, 333-268231, 333-278622, and 333-284657) and Form S-8 (Nos. 333-253339, 333-261040, 333-265060, 333-228327, 333-271520, 333-274154, 333-279730, and 333-283118)

Naperville, IL

February 12, 2025